EXHIBIT (k)(5)

AMENDMENT NO. 1
TO AMENDED AND RESTATED CREDIT AGREEMENT
AMENDMENT NO. 1 (this “Amendment”), dated as of November 19, 2021 to the Amended and Restated Credit Agreement, dated as of September 30, 2019, among NEUBERGER BERMAN REAL ESTATE SECURITIES INCOME FUND INC., a Maryland corporation, the Banks party thereto from time to time and STATE STREET BANK AND TRUST COMPANY, as agent for the Banks, as amended or otherwise modified by Consent No. 1, dated as of March 24, 2020, (as the same has been or may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).
RECITALS
I.     Each term that is defined in the Credit Agreement and not herein defined has the meaning ascribed thereto by the Credit Agreement when used herein.
II.    The Borrower has requested an amendment of the Credit Agreement upon the terms and conditions herein contained, and the Agent and the Banks have agreed thereto upon the terms and conditions herein contained.
Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
1.     Section 1.01 of the Credit Agreement is hereby amended by adding the following defined term thereto in appropriate alphabetical order:
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affected LIBOR Loan” has the meaning set forth in Section 8.02(a) hereof.
“Available Tenor” means, as of any date of determination and with respect to any then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 8.02(f).
“Benchmark” means, initially, with respect to any LIBOR Loan, the LIBOR Offered Rate; provided that if a Benchmark Transition Event, an Early Opt-in Election or a Term SOFR Transition Event, as applicable, and its related Benchmark Replacement Date have occurred with respect to any applicable LIBOR Offered Rate, or the then-current applicable Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 8.02.

“Benchmark Replacement” means, for any Available Tenor:
(1)     For purposes of subsection (c) of Section 8.02, the first alternative set forth below that can be determined by the Agent:
(a) the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, and 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration, or
(b) the sum of: (i) Daily Simple SOFR and (ii) the spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of the tenor of LIBOR with a SOFR-based rate having approximately the same length as the interest payment period specified in clause (a) of this Section; and
(2)     For purposes of subsection (c) of Section 8.02, the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;
provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “LIBOR Business Day”, the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, and other technical, administrative, operational matters) that the Agent determines in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent determines in its reasonable discretion that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Agent determines is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current applicable Benchmark:

(1)     in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)     in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;

(3)     in the case of an Early Opt-in Election, the sixth (6th) Domestic Business Day after the date notice of such Early Opt-in Election is provided to the Banks, so long as the Agent has not received, by 5:00 p.m. (Boston time) on the fifth (5th) Domestic Business Day after the date notice of such Early Opt-in Election is provided to the Banks, written notice of objection to such Early Opt-in Election from Banks comprising Required Banks; or

(4)     in the case of a Term SOFR Transition Event, the sixth (6th) Domestic Business Day after the date notice of such Term SOFR Transition Event is provided to the Banks, so long as the Agent has not received, by 5:00 p.m. (Boston time) on the fifth (5th) Domestic Business Day after the date notice of such Term SOFR Transition Event is provided to the Banks, written notice of objection to such Term SOFR Transition Event from Banks comprising Required Banks.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to a then-current Benchmark:
(1)     a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)     a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), in the case of Dollar Loans, the Federal Reserve Board or the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component thereof), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component thereof) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component thereof), which states that the administrator of such Benchmark (or such component thereof ) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof ) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)     a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to the applicable then-current Benchmark the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred with respect to such Benchmark if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 8.02 and (y) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder or under any Loan Document in accordance with Section 8.02.
“Corresponding Loan Amount” has the meaning assigned to such term in Section 7.12.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Agent decides that any such convention is not administratively feasible for the Agent, then the Agent may establish another convention in its reasonable discretion.

“Early Opt-in Election” means, if the applicable then-current Benchmark is LIBOR, the occurrence of:
(1)     a notification by the Agent to (or the request by the Borrower to the Agent to notify) each of the other parties hereto that at least ten currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including Term SOFR, Daily Simple SOFR, or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)     the joint election by the Agent and the Borrower to trigger a fallback from LIBOR and the provision by the Agent of written notice of such election to the Banks.

“Erroneous Payment” has the meaning assigned to such term in Section 7.12.
“Erroneous Payment Return Deficiency” has the meaning assigned to such term in Section 7.12.
“Erroneous Payment Subrogation Rights” has the meaning assigned to such term in Section 7.12.
“Federal Funds Effective Rate” shall mean, for any day, the higher of (a) 0.00%, and (b) the rate per annum calculated by the FRBNY, based on such day’s overnight federal funds transactions (as determined in such manner as the FRBNY shall set forth on its public website from time to time), as the federal funds effective rate (which rate is, in general, published by the FRBNY on the FRBNY Business Day immediately succeeding such day), provided that if such day is not a Fed Funds Business Day, then the Federal Funds Effective Rate shall be such rate as in effect on the Fed Funds Business Day immediately preceding such day, provided further that if the Federal Funds Effective Rate as so determined for any day would be less than zero, such rate for such day shall be deemed to be zero for all purposes of this Agreement.
“FRBNY” shall mean the Federal Reserve Bank of New York, or any successor thereto that publishes the Federal Funds Effective Rate.
“FRBNY Business Day” shall mean each business day that is not included in the FRBNY’s holiday schedule.
“LIBOR” means the London interbank offered rate for U.S. dollars.
“Next Available Term SOFR” means, at any time, for any Interest Period, Term SOFR for the longest tenor that can be determined by the Agent that is shorter than the applicable Corresponding Tenor.

“Payment Recipient” has the meaning assigned to such term in Section 7.12.
“Rate Unavailability Notice” has the meaning set forth in Section 8.02(a) hereof.
“Reference Time” with respect to any setting of a then-current Benchmark means (1) if such Benchmark is LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not LIBOR, the time determined by the Agent in its reasonable discretion.
“Relevant Governmental Body” means with respect to all Loans, the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“SOFR” means, with respect to any day, a rate per annum equal to the secured overnight financing rate for such day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time) on the FRBNY Business Day immediately succeeding such day, provided that if such day is not a day in respect of which such secured overnight financing rate is calculated (each day in respect of which such rate is so calculated, a “SOFR Business Day”), then SOFR shall be such rate as in effect on the SOFR Business Day immediately preceding such day.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Term SOFR Transition Event” means, if the applicable then-current Benchmark for any Dollar Loan is other than USD LIBOR, the occurrence of:
(1)     a determination by the Agent and the Borrower that (a) Term SOFR has been recommended for use by the Relevant Governmental Body for use in syndicated loans, and is determinable for each Available Tenor and (b) the administration of Term SOFR is administratively feasible for the Agent, and

(2)     the joint election by the Agent and the Borrower to trigger a transition to Term SOFR and the provision by the Agent of written notice of such election to the Banks.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
2.     Each of the defined terms “Bail In Action”, “Bail In Legislation”, “Base Rate”, and “Interest Period” is hereby amended and restated in its entirety as follows:
“Bail In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Base Rate” means, as of any day, the Adjusted Federal Funds Effective Rate as in effect on that day.
“Interest Period” means, with respect to each LIBOR borrowing, initially the period commencing on the date of such borrowing and ending one, three or six months, thereafter, as the Borrower may elect in the applicable Notice of Borrower, and thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such borrowing and ending on the last day of one of the periods set forth above, as the Borrower may elect in the applicable Notice of Conversion, provided that:
(i) any Interest Period which would otherwise end on a day which is not a LIBOR Business Day shall be extended to the next succeeding LIBOR Business Day unless such LIBOR Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day;

(ii) any Interest Period which begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last LIBOR Business Day of a calendar month; and

(iii) any Interest Period which would otherwise end after the Termination Date shall instead end on the Termination Date.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom,  any powers of the applicable Resolution Authority  under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution  or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
3.     The Credit Agreement is hereby amended by replacing the defined term “Federal Funds Rate” in each instance in which it appears with the defined term “Federal Funds Effective Rate” in each such instance.
4.     Section 4.02 of the Credit Agreement is hereby amended by replacing the term “EEA Financial Institution” contained therein with the term “Affected Financial Institution”.
5.     Section 5.09 of the Credit Agreement is hereby amended by inserting the phrase “, divide,” after the phrase “into any other Person” contained therein.
6.     Article VII of the Credit Agreement is hereby amended by adding a new Section 7.12 as follows:
SECTION 7.12.     Erroneous Payments.  (a) If the Agent notifies a Bank, or any Person who has received funds on behalf of a Bank (any such Bank or other recipient, a “Payment Recipient”) that the Agent has determined in its sole discretion that any funds received by such Payment Recipient from the Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient)  (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Agent, and such Payment Recipient shall (and shall cause any other Payment Recipient who received such funds on its behalf to) promptly, but in no event later than two (2) Domestic Business Days thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Agent to any Payment Recipient under this paragraph shall be conclusive, absent manifest error. If a Payment Recipient receives any payment, prepayment or repayment of principal, interest, fees, distribution or otherwise and does not receive a corresponding payment notice or payment advice, such payment, prepayment or repayment shall be presumed to be in error absent written confirmation from the Agent to the contrary.
(b)     Each Bank hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Bank under any Loan Document, or otherwise payable or distributable by the Agent to such Bank from any source, against any amount due to the Agent under the immediately preceding paragraph or under the indemnification provisions of this Agreement.
(c)     For so long as an Erroneous Payment (or portion thereof) has not been returned by any Payment Recipient who received such Erroneous Payment (or portion thereof) (such unrecovered amount, an “Erroneous Payment Return Deficiency”) to the Agent after demand therefor in accordance with the provisions of this Section 7.12, (i) the Agent may elect, in its sole discretion on written notice to such Bank, that all rights and claims of such Bank with respect to the Loans or other Obligations owed to it up to the amount of the corresponding Erroneous Payment Return Deficiency in respect of such Erroneous Payment (the “Corresponding Loan Amount”) shall immediately vest in the Agent upon such election; after such election, the Agent (x) may reflect its ownership interest in Loans in a principal amount equal to the Corresponding Loan Amount in the Register, and (y) upon five (5) Domestic Business Days’ written notice to such Bank, may sell such Loan (or portion thereof) in respect of the Corresponding Loan Amount, and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by such Bank shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Agent shall retain all other rights, remedies and claims against such Bank, and (ii) each party hereto agrees that, except to the extent that the Agent has sold such Loan, and irrespective of whether the Agent may be equitably subrogated, the Agent shall be contractually subrogated to all the rights of such Bank with respect to the Erroneous Payment Return Deficiency (such rights, the “Erroneous Payment Subrogation Rights”).
(d)     The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any

Borrower, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent or any of its Affiliates from such Borrower.
(e)     No Payment Recipient shall assert any right or claim to an Erroneous Payment, and each hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(f)     Each party’s obligations, agreements and waivers under this Section 7.12 with respect to the making of any Erroneous Payment shall survive the resignation or replacement of the Agent, any transfer of rights or obligations by, or the replacement of, a Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
(g)      Notwithstanding anything to the contrary herein or in any other Loan Document, neither the Borrower nor any of its Affiliates shall have any obligations or liabilities directly or indirectly arising out of this Section 7.12 in respect of any Erroneous Payment.
7.     Section 8.02 of the Credit Agreement is hereby amended and restated in its entirety as follows:
Section 8.02.     Alternate Rate of Interest.
(a)      Rate Unavailability.  If the Agent determines or Required Banks determine in good faith and in a commercially reasonable manner (in either case, which determination shall be conclusive absent manifest error) that, with respect to any LIBOR Loan requested to be made or continued, or to be converted from any other Loan (each an “Affected LIBOR Loan”), by reason of one or more circumstances arising after the date hereof affecting the LIBOR Offered Rate adequate and reasonable means do not exist for ascertaining the rate of interest applicable to such Affected LIBOR Loan, or that such rate of interest will not adequately and fairly reflect the cost to the Banks of making, maintaining, converting or continuing such Affected LIBOR Loan because of (i) any change since the date hereof in any Applicable Law or governmental rule, regulation, order or directive (whether or not having the force of law) or in the interpretation or administration thereof or (ii) other circumstances arising after the date hereof affecting the Banks or the LIBOR Offered Rate, as applicable, then the Agent may or, at the request of Required Banks, shall give notice thereof to the Borrower by telephone or facsimile (each a “Rate Unavailability Notice”).
(b)     Effect of Rate Unavailability Notice.  Upon the giving of each Rate Unavailability Notice and until such Rate Unavailability Notice is rescinded by the Agent or Required Banks if such notice was given with respect to an Affected LIBOR Loan or the LIBOR Offered Rate, then (i) at the end of the Interest Period applicable to each such Affected LIBOR Loan, such Loan shall be automatically converted to a Base Rate Loan, and (ii) the Borrower shall not request any new LIBOR Loan, or to convert any Loan to, or continue any Loan as, a LIBOR Loan which would be an Affected LIBOR Loan or bear interest based upon such LIBOR Offered Rate.

The Agent agrees that promptly after it shall have determined, with respect to any Rate Unavailability Notice given by it under this Section, that the circumstance or circumstances that gave rise to such Rate Unavailability Notice with respect to an Affected LIBOR Loan no longer exist, the Agent shall by notice to the Borrower rescind such Rate Unavailability Notice with respect to such Affected LIBOR Loan.

(c)     Benchmark Replacement.  Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event, an Early Opt-in Election or a Term SOFR Transition Event, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the applicable then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document.

(d)     Benchmark Replacement Conforming Changes.  In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(e)     Notices; Standards for Decisions and Determinations.  The Agent will promptly notify the Borrower and the Banks of (i) any occurrence of a Benchmark Transition Event, an Early Opt-in Election or a Term SOFR Transition Event, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 8.02(f) and (v) the commencement or conclusion of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Agent, or if applicable, any Bank (or group of Banks) pursuant to this Section 8.02, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 8.02.

(f)     Unavailability of Tenor of Benchmark.  Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the applicable then-current Benchmark is a term rate (including Term SOFR, or any LIBOR Offered Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(g)     Benchmark Unavailability Period.  Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period for a then-current Benchmark, the Borrower may revoke any request for a borrowing of a LIBOR Loan, a conversion to a LIBOR Loan or continuation of a LIBOR Loan during any Benchmark Unavailability Period and, failing that:

(x) the Borrower shall be deemed to have converted any request for a borrowing of, conversion to or continuation of LIBOR Loans (which would accrue interest based upon such Benchmark) to be made, converted or continued during such Benchmark Unavailability Period, into a request for a borrowing of, conversion to or continuation of Base Rate Loans, and
(y) the Borrower shall not make any further request for a borrowing of, conversion to or continuation of LIBOR Loans (which LIBOR Loans would accrue interest based upon such Benchmark) to be made, converted or continued during such Benchmark Unavailability Period.
8.     Section 8.06 of the Credit Agreement is hereby amended and restated in its entirety as follows:
SECTION 8.06.     Indemnity.  The Borrower agrees to indemnify each Bank and to hold each Bank harmless from and against any loss, cost or expense (including loss of anticipated profits) that such Bank may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or any interest on any Loans for which the applicable interest rate is determined by reference to a Benchmark for any Interest Period (each a “Fixed Rate Loan”) as and when due and payable, including any such loss or expense arising from interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain such Fixed Rate Loans, (b) default by the Borrower in making a borrowing or conversion after the Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion relating thereto in accordance with Section 2.02 or (c) the making of any payment of a Fixed Rate Loan or the making of any conversion of any such Fixed Rate Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain any such Loans.
9.     Section 9.13 of the Credit Agreement is hereby amended and restated in its entirety as follows:
SECTION 9.13.     Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)     the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)     the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

10.     Schedule 1 to the Credit Agreement is hereby amended by replacing the figure “$40,000,000” set forth under the heading “REVOLVING COMMITMENT AMOUNT” contained therein with the figure “$70,000,000”.
11.     Paragraphs 1 through 10 of this Amendment shall not be effective until each of the following conditions is satisfied (the date, if any, on which such conditions shall have first been satisfied being referred to herein as the “Amendment Effective Date”):

(a)     the Agent shall have received from the Borrower and each Bank either (i) a counterpart of this Amendment executed on behalf of such party, or (ii) written evidence satisfactory to the Agent (which may include a transmission by electronic mail of a signed signature page of this Amendment) that each such party has executed a counterpart of this Amendment;
(b)     the Agent shall have received from the Borrower a manually signed certificate from the Secretary of the Borrower, dated the Amendment Effective Date and in all respects reasonably satisfactory to the Agent, (i) certifying as to (x) the incumbency of authorized persons of the Borrower executing this Amendment and (y) persons authorized to act on behalf of the Borrower in connection with the Credit Agreement, including, without limitation, with respect to any Notice of Borrowing, (ii) attaching true, complete and correct copies of resolutions duly adopted by the Borrower’s Managing Body approving this Amendment and the transactions contemplated hereby, all of which shall be in full force and effect on the Amendment Effective Date, and (iii) certifying that the Borrower’s Charter Documents, Prospectus, statement of additional information, registration statement, Pricing Procedures, investment management agreement between the Borrower and the Investment Adviser, and Custody Agreement have not been amended, supplemented or otherwise modified since September 30, 2019, or, if so, attaching true, complete and correct copies of each such amendment, supplement or modification (or, in the case of the Borrower’s Prospectus, statement of additional information, and/or registration statement, attaching a true, complete and correct copy of the most recent Prospectus, statement of additional information, or registration statement, as applicable);
(c)     the Agent shall have received a Federal Reserve Form FR U-1 for each Bank, duly executed by or on behalf of the Borrower, in form and substance satisfactory to such Bank;
(d)     The Agent and the Banks shall have received written opinion(s) from counsel to the Borrower in form and substance reasonably acceptable to the Agent;
(e)     the Agent shall have received such documents and information as the Agent or any Bank shall have requested in order to comply with “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies applicable to the Borrower; and
(f)     the Borrower shall have paid all reasonable and documented out-of-pocket fees and expenses incurred by the Agent (including, without limitation, reasonable and documented legal fees and disbursements of counsel to the Agent) in connection herewith.

12.     The Borrower (a) reaffirms and admits the validity and enforceability of each Loan Document to which it is a party and all of its obligations thereunder and agrees and admits that (i) it has no defense to any such obligation, and (ii) it shall not exercise any setoff or offset to any such obligation, and (b)(1) represents and warrants that, as of the Amendment Effective Date, no Default has occurred and is continuing, and (2) the representations and warranties by such Borrower contained in the Credit Agreement and the other Loan Documents to which it is or is becoming a party are true on and as of the Amendment Effective with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).
13.     In all other respects, the Loan Documents shall remain in full force and effect, and no amendment, supplement or other modification in respect of any term or condition of any Loan Document shall be deemed to be an amendment, supplement or other modification in respect of any other term or condition contained in any Loan Document.
14.     This Amendment may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Amendment by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Agent or any Bank to accept electronic signatures in any form or format without its prior written consent.  Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Agent, any Bank and the Borrower, electronic images of this Amendment or any other Loan Documents (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.  For purposes hereof, “Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
15.     THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.
NEUBERGER BERMAN REAL ESTATE SECURITIES INCOME FUND INC.

By:	/s/ Brian Kerrane
Name:	Brian Kerrane
Title:	Chief Operating Officer and Vice President

Neuberger Berman Real Estate Securities Income Fund Inc. - Amendment No. 1

STATE STREET BANK AND TRUST COMPANY, as Agent and a Bank

By:	/s/ Paul J. Koobatian
Name:	Paul J. Koobatian
Title:	Vice President

Neuberger Berman Real Estate Securities Income Fund Inc. – Amendment No. 1